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                                                                                                        Exhibit 12.01



                      SOUTH CAROLINA ELECTRIC & GAS COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             For the Twelve Months Ended September 30, 2002 and Each of the Five Years Ended December 31
                              (Millions of Dollars)

                                                   12 Months
                                                     Ended
                                                 September 30,                Year Ended December 31,
                                                 -------------
                                                ------------------------------------------------------------------------

                                                     2002         2001        2000         1999          1998       1997
                                                     ----         ----        ----         ----          ----       ----

Fixed Charges as defined:
    Interest expense                                $123.1       $115.8      $106.4       $103.0       $98.8        $98.9
    Amortization of debt premium, discount
      and expense (net)                                2.9          2.8         2.6          2.5         2.3          2.3
    Interest component on rentals                      2.7          1.8         1.1          0.8         0.9          1.8
    Preferred security dividend requirements           3.8          3.8         3.8          3.8         3.8          0.7
                                                       ---          ---         ---          ---         ---          ---

         Total Fixed Charges (A)                    $132.5       $124.2      $113.9       $110.1      $105.8       $103.7
                                                    ======       ======      ======       ======      ======       ======

Earnings, as defined:
    Pre-tax income from continuing operations       $341.1       $349.0      $372.7       $302.7      $363.1       $295.9
    Total fixed charges above                        132.5        124.2       113.9        110.1      $105.8        103.7
      Preferred security dividend requirements
        from above                                    (3.8)        (3.8)       (3.8)        (3.8)       (3.8)        (0.7)
                                                      -----        -----       -----        -----       -----        -----

         Total Earnings (B)                         $469.8       $469.4      $482.8       $409.0      $465.1       $398.9
                                                    ======       ======      ======       ======      ======       ======

Ratio of Earnings to Fixed Charges (B/A)

                                                      3.55        3.78         4.24        3.71        4.40         3.85
                                                                  ====         ====        ====        ====         ====

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